EXHIBIT 99.1

First Call, US1
Release:  March 9, 1999 at 9:00 (EST)

      Kohl's Corporation Reports Record Earnings for 1998

     MENOMONEE FALLS, WI., Mar. 9/PRNewswire/--Kohl's
Corporation (NYSE:KSS) reported record sales and earnings for the fourth quarter and year ended January
30, 1999.

     Net sales for the fiscal year ended January 30, 1999 increased 20.3% to $3.7 billion compared with $3.1 billion in fiscal 1997. On a comparable store basis, sales increased 7.9%. Net income for the year increased
36.1% to $192.3 million compared with $141.3 million a year ago. Diluted earnings per share for the year increased 29.7% to $1.18 compared to $0.91 for fiscal
1997.

     For the thirteen week quarter ended January 30, 1999, sales increased 19.6% to $1.3 billion from $1.1 billion in the fourth quarter of 1997, while comparable sales increased 6.4%. Net income for the fourth quarter ended January 30, 1999 increased 29.6% to $94.1 million compared with $72.6 million in the fourth quarter of 1997. Diluted earnings per share for the quarter increased 28.9% to $0.58 per share compared to $0.45 per share in fourth quarter of 1997.

     The LIFO adjustment for the fourth quarter was a pretax credit of $8.5 million or $0.03 per share after taxes compared to a pretax credit of $5.0 million or $0.02 per share after taxes in fourth quarter 1997.
For the year, the LIFO adjustment was a pretax credit of $2.9 million or $0.01 per share after tax as compared to no impact in fiscal 1997.

     William Kellogg, Chairman, said, "1998 was an exceptional year for Kohl's. It demonstrates the results of the hard work and dedication of our 34,000
Associates. We successfully opened 32 more stores and are very well positioned to continue our rapid expansion. We will expand into Denver, Colorado; St.
Louis, MO and Dallas/Ft. Worth, TX in 1999 and into the
New York metropolitan area in 2000."

     Larry Montgomery, Chief Executive Officer and Vice
Chairman, stated, "We are very proud of our achievements in 1998. Our total sales increased 20.3% while comparable store sales increased 7.9%. Our FIFO gross margin rate increased to 33.5% from 33.1% a year ago.
We reduced selling, general and administrative expenses as a percent of sales to 22.0% from 22.2% a year ago.
As a result, our operating income increased 30.5% over last year."

     Kohl's plans to open 40-45 stores in 1999. Thirteen stores will open in the first quarter: two stores in the York, PA market; two additional stores in the Washington, D.C. market; two additional stores in the Chicago, IL market; two additional stores in the Detroit, MI market;
and additional stores in the Philadelphia, PA; Omaha, NE;
Goshen, IN; Lexington, KY and Indianapolis, IN markets.
Kohl's will enter the Denver, Colorado market with five stores in the second quarter. In August, Kohl's plans to enter the St. Louis, MO market with six stores and open additional stores in the Richmond, VA; Washington, D.C. and Hickory, NC markets. In October, Kohl's plans to enter the Dallas/Ft. Worth, TX market with 10 to 13 stores and open additional stores in the Harrisburg, PA; Chicago, IL;
Lansing, MI; Grand Rapids, MI and Denver, CO markets.

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     Kohl's is headquartered in Menomonee Falls, WI and
currently operates 213 family-oriented specialty department stores in 22 states.

Contact:  Arlene Meier, CFO - (414) 703-1646
                          ###

                         Kohl's Corporation
                 Consolidated Statements of Income

                           Quarter    Quarter   12 Months    12 Months
                            Ended      Ended      Ended        Ended
                           January    January    January      January
                             30,        31,        30,          31,
                             1999       1998       1999        1998
                              (In thousands, except per share data)

Net sale                 $1,289,548  $1,077,808  $3,681,763  $3,060,065
Cost of merchandise
  sold (a)                  864,754     729,347   2,447,301   2,046,468
Gross margin                424,794     348,461   1,234,462   1,013,597

Selling, general and
  administrative
   expenses                 244,882     206,732     810,162     678,793
Depreciation and
  amortization               18,666      15,567      70,049      57,380
Pre-opening expense             797           -      16,388      18,589
Operating income            160,449     126,162     337,863     258,835

Interest expense, net         5,487       5,367      21,114      23,772

Income before income
  taxes                     154,962     120,795     316,749     235,063
Income taxes                 60,900      48,197     124,483      93,790
Net income                  $94,062     $72,598    $192,266    $141,273

Basic:
  Earnings per share          $0.59       $0.46       $1.22       $0.93
  Average number of
    shares                  158,248     157,686     158,067     152,471

Diluted:
  Earnings per share          $0.58       $0.45       $1.18       $0.91
  Average number of
    shares                  163,178     161,665     162,633     156,077

Number of stores open at
  end of period                 213         182         213         182

(a) Includes LIFO charge
  (credit)                 $(8,519)    $(5,049)    $(2,862)       $(93)

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                      Kohl's Corporation
                  Consolidated Balance Sheet


                                     January 30,        January 31,
                                         1999              1998
                                             (In thousands)
Assets
Current assets:
  Cash and cash equivalents        $     2,858    $      44,161
  Short-term investments                26,736                -
  Accounts receivable, net             270,704          239,617
  Merchandise inventories              617,362          515,790
  Deferred income taxes                 14,412            6,615
  Other current assets                   7,366            5,259
    Total current assets               939,438          811,442

Property and equipment, net            933,011          749,649
Other assets                            25,027           12,643
Favorable lease rights, net             13,681           15,849
Goodwill, net                           24,938           30,138
    Total assets                    $1,936,095       $1,619,721

Liabilities and Shareholders'
  Equity

Current liabilities:
  Accounts payable                    $212,926         $150,679
  Accrued liabilities                  117,200           95,185
  Income taxes payable                  48,572           38,482
  Current portion of
    long-term debt                       1,533            1,845
    Total current liabilities          380,231          286,191

Long-term debt                         310,912          310,366
Deferred income taxes                   53,787           45,104
Other long-term liabilities             28,386           23,278
Shareholders' equity                 1,162,779          954,782
  Total liabilities and
    shareholders' equity            $1,936,095       $1,619,721